Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement on Form S-1 of our report dated September 22, 2015, with respect to the Consolidated Balance Sheets of Conexus World Global, LLC and Affiliate as of December 31, 2014 and December 31, 2013, and the related Consolidated Statements of Income, Comprehensive Income, Changes in Members' Deficit, and Cash Flows. We also consent to the reference to us under the caption “Experts” in this Registration Statement.

/s/ Monroe Shine & Co., Inc.

New Albany, Indiana

February 11, 2016